EXHBIT 2.01




                          ASSET PURCHASE AGREEMENT

                             (ANALYST DIVISION)


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                               by and between


                        DADE BEHRING INC., as Seller,


                                     and


                   HEMAGEN DIAGNOSTICS, INC., as Purchaser


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                         Dated as of August 14, 1998


SCHEDULES

    Schedule 1.1.1        Equipment; Other Personalty
    Schedule 1.1.3        Inventory
    Schedule 1.1.4        Receivables
    Schedule 1.1.6        Business Records
    Schedule 1.3.4        Payables
    Schedule 4.1.4        Financial Statement
    Schedule 4.1.5        Litigation
    Schedule 4.1.6        Proprietary Rights
    Schedule 4.1.7        Compliance with Laws; Governmental Approvals
    Schedule 4.1.8        Assets
    Schedule 4.1.9        Contracts


EXHIBITS

    Exhibit A             Promissory Note
    Exhibit B             Manufacturing Agreement
    Exhibit C             Proprietary Rights Agreement
    Exhibit D             Transition Services Agreement
    Exhibit E             Opinion of Counsel to the Seller
    Exhibit F             Opinion of Counsel to the Purchaser


                          ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (including all exhibits, schedules, and other attachments hereto, this "Agreement") dated as of as of August 14, 1998 is by and between Hemagen Diagnostics, Inc., a Delaware corporation (the "Purchaser"), and Dade Behring Inc., a Delaware corporation (the "Seller"). The Purchaser and the Seller are sometimes referred to herein as the "Parties."

      Unless otherwise indicated, capitalized terms used but not defined prior to the first usage herein are defined in Section 9.1.

      WHEREAS, the Seller owns and operates the Analyst Business;

      WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser certain assets of the Analyst Business, and the Seller desires to transfer to the Purchaser and the Purchaser desires to assume from the Seller certain liabilities of the Purchaser, in each case upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, and of the mutual benefit derived hereby, the Parties, intending to be legally bound, agree and act as follows:

                                  ARTICLE I

           PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

      I.1 Purchased Assets. On and subject to the terms and conditions set forth in this Agreement, at the closing the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller all of the Seller's right, title, and interest in and to the following (collectively, the "Purchased Assets"):

            I.1.1 Machinery and Equipment. The machinery and equipment set forth on Schedule 1.1.1 hereto (the "Equipment").

            I.1.2 Other Personal Property. The other personal property set forth on Schedule 1.1.1 hereto (the "Other Personalty").

            I.1.3 Inventory. The gross inventories of raw materials, work in process, finished goods and packaging materials set forth on
      Schedule 1.1.3 (the "Inventory").

            I.1.4 Receivables. The gross trade accounts receivables, if any, set forth on Schedule 1.1.4 (the "Receivables").

            I.1.5 Contracts. All sales orders, purchase orders, contracts, distribution agreements, development agreements, consulting agreements, OEM agreements, and the like (to the extent transferable or assignable) which relate exclusively to the Analyst Business. All material written agreements relating exclusively to the Analyst Business are set forth on Schedule 4.1.9, to the extent they have not been terminated on or before the Closing in the ordinary course of business (the "Contracts").

            I.1.6 Business Records. All of Seller's records or files, regardless of whether proprietary, confidential or otherwise (subject to third party confidentiality restrictions or legally required consents), to the extent such records relate exclusively to the Analyst Business (or the Continued Employees), including data to decision-tree software, all available laboratory notebooks and prosecution files relating to the owned Proprietary Rights to be assigned to the Purchaser pursuant to the Proprietary Rights Agreement, market information, sales aids, customer and supplier lists, manufacturing procedures and records, protocols and the like including without limitation the materials set forth on Schedule 1.1.6, but excluding the Technical Information (as defined in the Proprietary Rights Agreement) which is transferred to Purchaser pursuant to the Proprietary Rights Agreements. The Seller hereby reserves the right to retain a copy of such Business Records for its use.

            I.1.7 Proprietary Rights. The proprietary rights transferred pursuant to the Proprietary Rights Agreement.

      I.2 Excluded Assets. Notwithstanding anything express or implied to the contrary contained in this Agreement, the Purchased Assets do not include any assets of the Seller or its Affiliates other than the specific assets expressly identified in Section 1.1 (the "Excluded Assets"). Without limiting the generality of the foregoing, the Excluded Assets shall include, without limitation, cash, notes receivable, all prepaid taxes (except personal property tax on Equipment owned by Seller placed at customer sites (the "Seed Equipment") expenses or allowances, interests in insurance policies, real properties, facilities, computer systems (including voice mail, freight related systems, software and order entry systems), choses of action (other than the right to sue for and recover damages in respect of any past infringements of Schedule 1.01 Patent transferred to the Purchaser pursuant to the Proprietary Rights Agreement), and the use of the "Dade" or "DuPont" name, except as expressly set forth in the Transition Services Agreement.

      I.3 Assumption of Certain Liabilities On and subject to the terms and conditions set forth herein, at the Closing the Purchaser shall assume and will be liable for the following obligations of the Seller (the "Assumed Liabilities"):

            I.3.1 Warranty Obligations. All liabilities and obligations of the Seller arising under the terms of product warranties for service, repair, replacement, or refund of the purchase price of products of the Analyst Business sold prior to the Closing that are returned by customers under warranty after the Closing Date, but not any other liabilities or obligations relating to such products, including without limitation any liabilities or obligations related to or arising, directly or indirectly, out of or in connection with any actual or alleged personal injury, death, and/or property damage caused or alleged to be caused by such products, provided that such actual or alleged personal injury, death, and/or property damage is not caused directly or indirectly by the actions or inactions of Purchaser.

            I.3.2 Post-Closing Obligations. All liabilities and obligations of the Seller to the extent they arise out of or relate to the ownership, use or operation of the Analyst Business or the Purchased Assets after the Closing Date, including, but not limited to obligations to sell products.

            I.3.3 Infringement Claims. All liabilities and obligations which arise out of or relate to any claim or action arising out of the operation or ownership of the Analyst Business after the Closing Date alleging, with respect to the Proprietary Rights to be transferred pursuant to the Proprietary Rights Agreement, infringement, misappropriation or other conflict with the Proprietary Rights of any third party.

            I.3.4 Payables. All trade accounts payable listed in the attached Schedule I.3.4.

            I.3.6 Contracts. All liabilities and obligations under the Contracts to the extent they arise out of or relate to the ownership, use or operation of the Analyst Business or the Purchased Assets after the Closing Date including without limitation the deferred service liabilities associated with the Service Contracts and the royalty obligations pursuant to the License Agreements.

      I.4 Excluded Liabilities. Other than as set forth in Section 1.3 above, the Purchaser shall not assume or become liable for (and, thus "Assumed Liabilities" shall not include) any other liabilities of the Seller (the "Excluded Liabilities").

      I.5   Third Party Consents.

            (a) The Seller makes no warranty with regard to the assignability of rights or delegation of duties under the Contracts. Subject to confidentiality restrictions, the Purchaser shall form its own opinion with regard to the enforceability of the commitments by any party thereto therein contained, compliance by the other parties thereto with their undertakings thereunder, assignability and delegation thereof, and ongoing obligations of the Purchaser to such other parties after the Purchaser's assumption of such obligations as set forth herein. For any Contracts that are not transferable by the Seller without the consent of another party, it shall be the Purchaser's responsibility to obtain the necessary consent to succeed to the Seller's rights and duties thereunder, the cost of which is to be borne by the Purchaser. The Seller shall provide reasonable assistance to the Purchaser in the Purchaser's efforts to obtain such consents.

            (b) If any consent or waiver of a third party or governmental agency necessary for the transfer and assignment of any Contract or other agreement to the Purchaser hereunder is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Seller shall continue to cooperate with the Purchaser to obtain such consents and waivers and shall cooperate with the Purchaser in a mutually agreeable arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under such Contracts and other agreements.

                                 ARTICLE II

                             THE PURCHASE PRICE

      II.1  The Purchase Price.  Subject to the adjustment pursuant to
Section II.2, the "Purchase Price" for the Purchased Assets, and for the covenants set forth in Section VI, and for all other rights and obligations contemplated hereunder (including, without limitation, the Purchaser's assumption of liabilities as provided in Section 1.3) shall be equal to Four Million, Seven Hundred Fifty Thousand and 00/100 U.S. Dollars ($4,750,000.00). At Closing:

            (a) the Purchaser will pay Three Million, Five Hundred Thousand and 00/100 U.S. Dollars ($3,500,000.00) to the Seller by wire transfer ; and

            (b) the Purchaser will execute and deliver to the Seller a non-negotiable, non-interest bearing (up to the due date of two (2) years from the date hereof [the "Due Date") promissory note in the form set forth in the attached Exhibit A and in the original principal amount of One Million, Two Hundred Fifty Thousand and 00/100 U.S. Dollars
      ($1,250,000.00) shall be payable in full by the Due Date.    Any
      mutually agreed upon adjustments to the Purchase Price permitted pursuant to Section 2.2 shall be off set against the promissory note but in no event shall the promissory note be reduced to less than 25% of the Purchase Price.

      II.2  Purchase Price Adjustment.

            II.2.1 (a) The Purchase Price will be adjusted as set forth in this Section II.2. No later than the seventy-fifth (75) day following the Closing Date, Seller shall furnish to Purchaser a statement setting forth (a) the Net Working Capital of Seller as of the close of business on the Closing Date (the "Final Net Working Capital") and (b) the fixed assets set forth on Schedule 1.1 (collectively the "Closing Balance Sheet"). The Closing Balance Sheet may be audited by an accounting firm as chosen by Purchaser and shall be prepared in accordance with GAAP. Any and all fees charged by such accounting firm for such audit will be paid by Purchaser. For purposes of this Agreement, "Net Working Capital" shall mean the difference between (a) the Inventory and Receivables of Seller and (b) the sum of all accounts payable, deferred revenue accounts and accrued royalties. The Closing Balance Sheet shall not reflect any cash, marketable securities or indebtedness for borrowed money, and such excluded indebtedness shall be the sole responsibility of Seller. Seller shall give Purchaser access to its books and records relating to the Business to the extent reasonably requested by Purchaser for purposes of reviewing the Closing Balance Sheet. Seller shall make available to Purchaser copies of all work papers (including, but not limited to, Seller's accountants' work papers), and shall provide access to any of Seller's books and records supporting the Final Net Working Capital. Unless Purchaser notifies Seller that it disagrees with the Final Net Working Capital of the Closing Balance Sheet within sixty (60) days after receipt thereof by written notice ("Purchaser's Notice") setting forth all items of disagreement (each an "Item of Dispute"), the Closing Balance Sheet shall be conclusive and binding upon Seller and Purchaser. If Purchaser delivers to Seller a Purchaser's Notice within such sixty (60) day period, then Seller and Purchaser shall use reasonable efforts to resolve their differences with respect thereto for at least fifteen (15) days following receipt of the Purchaser's Notice by Seller. If any Item of Dispute is not resolved by Seller and Purchaser within such fifteen (15) day period, either Party may elect to have such Item of Dispute referred to KPMG Peat Marwick (the "Firm") for resolution, by notice to the other Party. The Firm shall make a determination on each Item of Dispute so submitted, as well as such modifications, if any, to the Final Net Working Capital as reflect such determination, and the same shall be conclusive and binding upon the parties. The fees and expenses of the Firm shall be allocated between (and borne by) Purchaser and Seller in inverse proportion to the amount that a Party's claim bears to the award actually awarded.

            (b) No later than the thirtieth (30th) day following the engagement of the Firm (as evidenced by its written acceptance, by facsimile or otherwise, to both Parties), the Parties shall submit briefs to the Firm (with a copy to the other Party) setting forth their respective positions regarding the Items of Dispute, and not later than the sixtieth (60th) day following such engagement the Parties shall submit reply briefs (with a copy to the other Party). The Firm shall be requested to render its decision resolving the Items of Dispute within thirty (30) days after submittal of the reply briefs. If additional briefing, hearing, or other information is required by the Firm, the Firm shall give notice thereof to the Parties as soon as practicable, and the Parties shall promptly respond with a view to minimizing any delay in the decision date.

            II.2.2 The Purchase Price will be adjusted, and such adjustment shall be payable as follows:

                  (a) If the Final Net Working Capital is less than $2,611,550.00 Seller shall pay to Purchaser an amount equal to the difference between $2,749,000.00 and the Final Net Working Capital.

                  (b) If the Final Net Working Capital is more than $2,886,450.00, Purchaser shall pay to Seller an amount equal to the difference between the Final Net Working Capital and $2,749,000.00.

            II.2.3 Except as adjusted pursuant to Section 2.1 (b), all adjustments to the Purchase Price shall be paid by a wire transfer of immediately available funds in United States currency made to an account designated by the Party to receive such payment. Any amount not in dispute under this Section shall be due and payable immediately. Any amount in dispute shall be due and payable within ten (10) days after the resolution of the dispute pursuant to this Section. Any amount due because the Final Net Working Capital exceed $3,100,000.00 will be due and payable on the second anniversary of the date hereof.

                                 ARTICLE III

                                 THE CLOSING

      III.1 The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Epstein,
Becker & Green, P.C. at 75 State Street, Boston, MA 02109, counsel to BankBoston N.A., the Purchaser's lender, at 10:00 AM on August 31, 1998 or at such other place or on such other date as may be mutually agreeable to the Seller and the Purchaser. The time and date of the Closing are referred to herein as the "Closing Date."

      At the Closing:

      (a) Each of the Seller and the Purchaser will execute and deliver to the other a Contract Manufacturing Agreement in the form attached hereto as Exhibit B (the "Manufacturing Agreement").

      (b) Each of the Seller and the Purchaser will execute and deliver to the other a Proprietary Rights Agreement in the form attached hereto as Exhibit C (the "Proprietary Rights Agreement".

      (c) Each of the Seller and the Purchaser will execute and deliver to the other a Transition Services Agreement in the form attached hereto as Exhibit D (the "Transition Services Agreement," and together with this Agreement, the Manufacturing Agreement, and the Proprietary Rights Agreement, the "Transactional Documents").

      (d) Each of the Seller and the Purchaser will execute and deliver to the other a certificate of its Secretary certifying (i) attached copies of its Certificate of Incorporation and by-laws, (ii) copies of the resolutions of its Board of Directors and (if required) stockholders, respectively, authorizing this Agreement and the other Transactional Documents and the transactions contemplated hereby and thereby, and (iii) the incumbency and signatures of its officers executing any agreement, instrument, certificate, or other document in connection with the Closing.

      (e) The Purchaser will deliver to the Seller a written legal opinion of the Purchaser's in-house legal counsel, addressed to the Seller, dated as of the Closing Date, and substantially in the form attached hereto as Exhibit E.

      (f) The Seller will deliver to the Purchaser a written legal opinion of the Seller's in-house legal counsel, addressed to the Purchaser and its senior lender, BankBoston, N.A., dated as of the Closing Date, and substantially in the form attached hereto as Exhibit F.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

      IV.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and except to the extent a representation and warranty relates to a specified date, as of the Closing Date as follows:

            IV.1.1 Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted.

            IV.1.2 Authorization. The Seller has all requisite power and full legal right and authority to execute and deliver the Transactional Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of the Transactional Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement, and each of the other Transactional Documents to which it is a party, when delivered by the Seller pursuant to the terms hereof, will have been duly executed and delivered by the Seller. This Agreement is a legal, valid and binding obligation of the Seller, and each of the other Transactional Documents to which it is a party, when executed and delivered pursuant to the terms hereof, will constitute a legal and binding obligation of the Seller, in each case enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

            IV.1.3 No Conflicts. The execution, delivery and performance by the Seller of the Transactional Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law applicable to the Seller or (b) the certificate of incorporation or by-laws or other organizational documents of the Seller, other than any Applicable Law with respect to which a conflict, violation or default would not have a Material Adverse Effect.

            IV.1.4 Financial Statement. Schedule 4.1.4 attached hereto consists of copies of the audited, compiled statement of net assets to be sold of the Analyst Business as of December 31, 1996, December 31, 1997, and March 31, 1998, respectively, and the related audited, compiled statements of income and cash flows, respectively, of the Analyst Business, for the calendar years 1996 and 1997, and the three months ended March 31, 1998, respectively certified by Price WaterhouseCoopers LLP, independent public accountants. In addition
      Schedule 4.1.4 consists of an unaudited, compiled P & L statement of the Analyst Business as of June 30, 1998. Each of such financial statements has been prepared in accordance with GAAP, consistently applied; each of such statements of net assets to be sold fairly presents the financial condition of the Analyst Business as of its respective date; and each of such statements of income and cash flows, respectively, fairly presents the results of operations or cash flows, as the case may be, of the Analyst Business for the period covered thereby.

            IV.1.5. Litigation. Except as set forth on Schedule 4.1.5 attached hereto, there is no litigation, arbitration, action, claim, suit, proceeding, investigation, judgment, injunction, order or decree (whether conducted by any judicial or regulatory body, arbitrator, or other person excepting U.S. and corresponding foreign patent offices) pending, or, to the Seller's Knowledge, threatened, against the Seller which relates (i) to the Seller's knowledge, to the Analyst Business, which if determined adversely to the Seller would have a Material Adverse Effect, or (ii) to the transactions contemplated by this Agreement.

            IV.1.6  Proprietary Rights.

(a)   Schedule 4.1.6(a) attached hereto lists all of the material
      Proprietary Rights which the Seller currently possesses in the conduct of the Analyst Business.

(b) Except as indicated in Schedule 4.1.6(b), the Seller owns and possesses rights, title and interest in and to all of the intellectual property to be transferred to the Purchaser pursuant to the Proprietary Rights Agreement, which have been effectively so transferred to the Purchaser pursuant to that agreement. The Seller owns or is licensed to use, and in any event has the full and unrestricted right to license to the Purchaser, the intellectual properties and proprietary rights to be licensed to the Purchaser pursuant to the Proprietary Rights Agreement.

(c) Schedule 4.1.6(c) lists the royalties paid to third parties by Seller in the operation of the Analyst Business.

(d) Except as set forth in Schedule 4.1.6(d), the Seller has not received with respect to the Analyst Business any written notices of invalidity, infringement or misappropriation from any third party relating to the Proprietary Rights which are listed in Schedule 4.1.6(a) within the past three (3) years.

(e) Except as set forth in Schedule 4.1.6(e), no litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body, excepting U.S. and corresponding foreign patent offices) relating to the intellectual properties and proprietary rights to be transferred or licensed to the Purchaser pursuant to the Proprietary Rights Agreement is pending, or to the best of the Seller's knowledge, threatened.

(f) The Seller has maintained the same degree of security for the preservation of the secrecy and proprietary nature of such of the intellectual properties and proprietary rights purported to be transferred or licensed to the Purchaser pursuant to the Proprietary Rights Agreement as its other intellectual properties and proprietary rights.

            IV.1.7  Compliance with Laws; Governmental Approvals.

            Except as disclosed in Schedule 4.1.7 attached hereto, since May 31, 1996, the Seller has not received any notice with respect to the Analyst Business alleging any violation of Applicable Law, except for such violation which would not have a Material Adverse Effect. The Seller holds all Governmental Approvals necessary for the conduct of the Analyst Business as now conducted, except where the failure to obtain such Governmental Approvals would not have a Material Adverse Effect. Except as disclosed in Schedule 4.1.7, all such Governmental Approvals are in full force and effect, and the Analyst Business is in compliance in all material respects with each such Governmental Approval, except where such noncompliance would not have Material Adverse Effect.

            IV.1.8 Assets. Except as disclosed in Schedule 4.1.8 attached hereto, the Seller has good title to or a valid leasehold interest in or license to use and hereby transfers to Purchaser all of the Purchased Assets, free and clear of any and all Liens. Purchaser agrees and understands that Seed Equipment is located at the Analyst customer sites and Seller extends no guarantee and gives no warranty that Purchaser can recover or reclaim such Seed Equipment from such customers.

            IV.1.9 Contracts. Except for (i) this Agreement, the other Transactional Documents and the contracts set forth on the other Schedules to this Agreement, and (ii) any purchase order for goods or services in the ordinary course of business, Schedule 4.1.9 attached hereto lists all of the following written contracts to which the Seller is a party as of the date of this Agreement that relate exclusively to the Analyst Business:

                  (a)  supply agreements;

                  (b)  service contracts;

                  (c)  consulting agreements; and

                  (d)  license agreements.

      Except as set forth on Schedule 4.1.9, the Seller has not received notice since May 31, 1996 of any default under any of the foregoing contracts that has not been cured or notice of intent to cancel any of the foregoing contracts.

      Schedule 4.1.9 of the Disclosure Schedule lists the five largest suppliers of the Seller used exclusively in the Analyst Business during the preceding twelve-month period.

            IV.1.10 Brokers, Finders, etc. . All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller, except Vector Securities International Inc., in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.

            IV.1.11 Absence of Certain Changes. Since March 31, 1998, there has not been: (i) any change in the Analyst Business, other than changes that have been both in the ordinary course of the Analyst Business, consistent with past practice, and both individually and in the aggregate, not having a Materially Adverse Effect to the Analyst Business; (ii) any acquisition or disposition by the Seller of any material asset or property relating to the Analyst Business, other than in the ordinary course of the Analyst Business, consistent with past practice; (iii) any material damage to or destruction or loss of material assets used in the Analyst Business (regardless of whether covered by insurance); (iv) any forgiveness or cancellation by the Seller of any debt or claim, or any waiver by the Seller of any right of material value, relating to the Analyst Business, other than compromises of accounts receivable in the ordinary course of the Analyst Business, consistent with past practice; (v) any incurrence by the Seller in connection with the Analyst Business of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of the Analyst Business, consistent with past practice; (vi) any incurrence or imposition of any Lien on any of the Purchased Assets; or (vii) any discharge or satisfaction by the Seller of any Lien or payment by the Seller of any obligation or liability (fixed or contingent) relating to the Analyst Business, other than current liabilities incurred in the ordinary course of the Analyst Business, consistent with past practice.

      IV.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof, except to the extent a representation and warranty relates to a specified date, as of the Closing Date as follows:

            IV.2.1. Corporate Status. The Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            IV.2.2 Authorization. The Purchaser has all requisite power and full legal right and authority to execute and deliver Transactional Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of the Transactional Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement, and each of the other Transactional Documents to which it is a party, when delivered by the Purchaser pursuant to the terms hereof, will have been duly executed and delivered by the Purchaser. This Agreement is a legal, valid and binding obligation of the Purchaser and each of the other Transactional Documents to which it is a party, when executed and delivered pursuant to the terms hereof, will constitute a legal valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

            IV.2.3 No Conflicts. The execution, delivery and performance by the Purchaser of the Transactional Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law applicable to the Purchaser, (b) the certificate of incorporation or by-laws or other organizational documents of the Purchaser, or (c) any material contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound.

            IV.2.4 Litigation. There is no action, claim, suit, judgment, injunction, order or decree pending, or to the Purchaser's Knowledge threatened, against the Purchaser which relates to the transactions contemplated by this Agreement.

            IV.2.5 Available Funds. The Purchaser will have on the Closing Date, sufficient funds available to pay that portion of the Purchase Price due on the Closing Date.

            IV.2.6 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

                                  ARTICLE V

                                    TAXES

      V.1 Allocation of Purchase Price. Within seventy-five (75) days after the Closing Date, the Purchaser and the Seller will determine the allocation of the Purchase Price (including the amount of liabilities assumed by the Purchaser, as determined at the time of Closing) among the Purchased Assets. Such allocation shall be used by the parties in preparing
(i) all Tax Returns and (ii) Form 8023 for the Purchaser and the Seller.
The Purchaser and the Seller shall each file Form 8023, prepared in accordance with this Section 5.1, with its federal Income Tax Return for its taxable period which includes the Closing Date. All allocations made pursuant to this Section 5.1 shall be binding upon the Parties and upon each of their successors and assigns, and the Parties shall report the transactions contemplated by this Agreement in accordance with such allocations.

      V.2 Prorations. All personal property Taxes on Seed Equipment for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such taxable period up to the Closing Date (the "Pre-Closing Tax Period") and the number of days in such taxable period, including and after the Closing Date (the "Post-Closing Tax Period"). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. Seller shall provide reasonable assistance to Purchaser in determining the Taxes to be paid by Purchaser pursuant to this Section.

      V.3 Sales and Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other Taxes and fees, including any penalties and interest thereon (collectively, "Transfer Taxes") incurred in connection with this Agreement shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and, if required, by applicable law, the Seller will join in the execution of any such Tax Returns and other documentation.

      V.4 Cooperation on Tax Matters. The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party to take possession of such books and records.

                                ARTICLE V(A)

                            PRE-CLOSING COVENANTS

      V(A).1  Pre-Closing Covenants of the Seller

            V(A).1.1 Conduct of Analyst Business. The Seller will conduct the Analyst Business in the ordinary course of business and consistent with past practice. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Purchaser in writing (which consent shall not be unreasonably withheld or delayed), the Seller will not:

                  (a) dispose of any Purchased Assets other than in the ordinary course;

                  (b) transfer or license any material Proprietary Rights or license agreements listed in Schedule 1.04 of the Proprietary Rights Agreement;

                  (c) enter into any contract or commitment, or engage in any other transaction, with respect to the Analyst Business, other than in the ordinary course of business and consistent with past practice;

                  (d) increase the compensation (including benefits) payable or to become payable to any of the employees exclusively involved in the Analyst Business and described in paragraph 8.16, other than in the ordinary course of business and consistent with past practice.

            V(A).1.2 Pre-Closing Access and Information. During the term of this Agreement, the Seller will give the Purchaser and its accountants, counsel, consultants, employees and agents, reasonable access, during normal business hours and upon reasonable notice, to all documents and information, properties, assets, books, contracts, commitments, reports and records (except for confidential information or privileged documents) that relate to the Analyst Business, as the Purchaser may from time to time reasonably request. In addition, the Seller will permit the Purchaser and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Analyst Business during normal business hours and upon reasonable notice as may be necessary to the Purchaser in its review of the properties, assets and business affairs of the Analyst Business.

            V(A).1.3  Pre-Closing Actions.


                  (a) From the date hereof to the Closing Date, the Seller agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.


                  (b) From the date hereof to the Closing Date, the Seller will, as promptly as practicable, use reasonable efforts to file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Seller pursuant to Applicable Law in connection with this Agreement and the consummation of the other transactions contemplated hereby, except for any such actions the failure of which to take would not have a Material Adverse Effect.

                  (c) At all times prior to the Closing, the Seller shall promptly notify the Purchaser in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Article V(B) to be satisfied by the Seller promptly upon the Seller becoming aware of the same.

            V(A).1.4 Supplemental Information. From time to time before the Closing, and in any event immediately before the Closing, the Seller will promptly advise the Purchaser, in writing, of (i) any Material Adverse Effect or (ii) any matter hereafter arising or becoming known to the Seller that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Seller's disclosure schedules to this Agreement, or that is necessary to correct any information in such schedules that is or has become inaccurate. No such disclosure will be taken into account in determining whether the conditions to the Purchaser's obligations to consummate the transactions contemplated by this Agreement have been satisfied, but if the Closing occurs, any such revision or supplement will be deemed to have amended the Schedules to this Agreement, to have qualified the representations and warranties contained in Section 4.1, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such omission or development (including, without limitation, for purposes of Section 7.2).

            V(A).1.5 No Shopping. The Seller will not negotiate for, solicit, discuss, negotiate, or enter into any agreement or understanding, whether or not binding, with respect to the issuance, sale, or transfer of any of the Purchased Assets or the Analyst Business (other than sales of inventory in the ordinary course of business) or any merger or other business combination involving the Analyst Business, to or with any person other than the Purchaser (a "Prohibited Transaction") provided, however, that any transaction (whether by merger, consolidation, sale of assets, sale of stock or otherwise) involving both the Analyst Business and one or more other business units of the Seller, where the Analyst Business in not the principal asset included in the transaction (an "Acquisition Transaction") shall not be considered a Prohibited Transaction provided that the purchaser in the Acquisition Transaction accepts a formal assignment of the Agreement and all rights and obligations under this Agreement, which assignment shall be in forma and substance reasonably satisfactory to the Purchaser. No such Acquisition Transaction shall limit the Purchaser's rights hereunder (i.e., such transaction shall be subject to the Purchaser's rights hereunder).

      V(A).2  Pre-Closing Covenants of the Purchaser.

            V(A).2.1  Pre-Closing Actions.

                  (a) From the date hereof to the Closing Date, the Purchaser agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

                  (b) Without limiting in any way the provisions of subsection (a) above, from the date hereof to the Closing Date, the Purchaser will, as promptly as practicable, use reasonable efforts to file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Purchaser pursuant to Applicable Law in connection with this Agreement and the consummation of the other transactions contemplated hereby, except for any such actions the failure of which to take would not have a material adverse effect on the financial condition of Purchaser.

                  (c) At all times prior to the Closing, the Purchaser shall promptly notify Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article V(B) to be satisfied by the Purchaser promptly upon Purchaser becoming aware of the same.

            V(A).2.2  Confidentiality

                  (a) At all times prior to the Closing, the Purchaser will treat and hold as such any confidential information it receives from the Seller or any of its Affiliates or any of their respective agents or representatives in accordance with the terms of that certain confidentiality agreement entered into between Seller and Purchaser (the "Confidentiality Agreement").

                  (b) To the extent the Purchaser or its agents or representatives obtains confidential information relating to any business of the Seller or its Affiliates other than the Analyst Business, the Confidentiality Agreement shall remain in full force and effect with respect to such confidential information beyond the Closing Date notwithstanding anything in the Confidentiality Agreement to the contrary.

                                ARTICLE V(B)

                            CONDITIONS PRECEDENT

      V(B).1 Conditions to Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            V(B).1.1 No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.

            V(B).1.2 Other Transaction Documents. The Parties shall have executed the other Transactional Documents.

      V(B).2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

            V(B).2.1 Representations, Performance. The representations and warranties of the Seller contained in Section 4.1 of this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure to be true and correct would not have a Material Adverse Effect. The Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer, to the foregoing effect.

            V(B).2.2 Due Diligence. The Purchaser will be satisfied, in all respects and in its reasonable discretion, with the results of its continuing due diligence investigation with respect to the Purchaser Assets and the Analyst Business.

            V(B).2.3 Financing. The Purchaser will have obtained from BankBoston N.A. or another financial institution at least $5,000,000 in debt financing for the purchase of the Purchaser Assets, on terms and conditions satisfactory to the Purchaser in its reasonable discretion. Purchaser shall have used reasonable efforts to obtain such financing.

            V(B).2.4 Resolutions. The Seller shall have delivered to the Purchaser copies of the resolutions duly adopted by the Seller's board of directors or equivalent governing body authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

      V(B).3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

            V(B).3.1 Representations, Performance. The representations and warranties of the Purchaser contained in Section 4.2 of this Agreement shall be true and correct in all material respects at and as of the Closing Date. The Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer, to the foregoing effect.

            V(B).3.2 Resolutions. The Purchaser shall have delivered to the Seller copies of the resolutions duly adopted by the Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

                                ARTICLE V(C)

                                 TERMINATION

      V(C).1 Ability to Terminate. The Parties may terminate this Agreement as provided below:

            (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before September 15 1998 by reason of the failure of any condition precedent under Section 5(B).1 or 5(B).2 (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement (excepting Section 4.2.5) provided, that Purchaser has complied with the last sentence of
      Section V(B).2.3);

            (c) the Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before September 15, 1998 by reason of the failure of any condition precedent under Section 5(B).1 or 5(B).3 (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement); and

            (d) either Party may terminate this Agreement by giving written notice to the other Party if any legal proceedings shall have been instituted asserting that the transactions contemplated hereby constitute a violation of applicable antitrust or competition laws.

            (e) either Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before October 1, 1998.

      V(C).2 Effect of Termination. If any Party terminates this Agreement pursuant to Section V(C).1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party; provided, however, that the provisions contained in Sections 5(A).1.4 [Supplemental Information], 5(A).2.2 and 6.2.5 [Confidentiality], 6.3.1 [Expenses], 6.3.2 [Brokers], Article 8 and (to the extent applicable)
Article 9 shall survive termination; and provided, further, that any termination of this Agreement shall not relieve any Party from any liability for breach of contract to the other Party.


                                 ARTICLE VI

                       OTHER COVENANTS AND AGREEMENTS

      VI.1  Covenants and Agreements of the Seller

            VI.1.1 Further Assurances. Following the Closing, the Seller shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

            VI.1.2 Receivables. In the event a payment is made to the Seller of any Receivables transferred to the Purchaser arising out of any transaction occurring on or before the Closing Date, the Seller shall promptly forward to the Purchaser the amount of such payment.

            VI.1.3 Non-Competition. The Seller hereby expressly covenants and agrees that for a period of six (6) years from and after the Closing Date (the "Restricted Period"), the Seller will not independently develop an Analyst Business based on rotor technology. Notwithstanding the foregoing and subject to the following sentence, Seller may acquire or be acquired by (including, without limitation, any purchase or sale of stock or assets, merger, joint venture or alliance) a business that otherwise would violate the foregoing restriction and thereafter develop such business, as long as no more than 40% of the annual income of such business (measured as of the date of such transaction) is in businesses which violate the foregoing restriction. Notwithstanding the foregoing, the Seller may acquire or be acquired by a business which violates the restrictions of the preceding sentence, so long as the Seller shall commence procedures to divest itself of the competing operations of such business within nine
      (9) months after such acquisition and complete such divestiture within eighteen (18) months after such acquisition. The Seller agrees that any remedy at Law for any breach by it of this Section 6.1.3 would be inadequate, and the Purchaser would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Seller by this Section 6.1.3 are too onerous and are not necessary for the protection of the Purchaser, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

            VI.1.4 Post-Closing Access and Information. After the Closing Date, the Seller will (and will cause its accountants, counsel, consultants, employees and agents to) at the Purchaser's expense, provide, the Purchaser, and its accountants, counsel, consultants, employees and agents, with copies of documents, records, work papers and information with respect to all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Analyst Business which are reasonably necessary or required for the operation, use, or ownership of the Analyst Business as the Purchaser may from time to time reasonably request. To the extent the Purchaser or its agents or representatives obtains confidential information relating to any business of the Seller or its Affiliates other than the Analyst Business, that information shall be subject to paragraph 6.2.3 and 6.2.5.

            VI.1.5 Confidential Information. The Seller will maintain the confidentiality of all confidential or proprietary information relating exclusively to the Analyst Business, which will be the exclusive property of the Purchaser; and unless previously authorized in writing by the Purchaser, and except with respect to information that has otherwise become public through no action or omission on the part of the Seller or becomes known to Seller by a third party who has a right to disclose such information, will not disclose any such information to any third party, or use it for any purpose, except as otherwise set forth in this Agreement or the Transactional Documents. The Seller agrees that any remedy at Law for any breach by it of this
      Section 6.1.5 would be inadequate, and the Purchaser would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Seller by this Section 6.1.5 are too onerous and are not necessary for the protection of the Purchaser, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

            VI.1.6 Non-Solicitation of Employees, Etc. During the first year of the Agreement, the Seller will not directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees of the Purchaser involved in the Analyst Business to terminate their employment or contractual relationship with the Purchaser; and will not assist any other person to do so. The foregoing sentence shall not apply in the event the Purchaser sells, assigns, merges or otherwise transfers the Analyst Business to or with another Person. The Parties agree that placement of "help wanted" advertisements in publications of general circulation shall not constitute a solicitation prohibited by this Section 6.1.6. The Seller agrees that any remedy at Law for any breach by it of this Section 6.1.6 would be inadequate, and the Purchaser would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Seller by this
      Section 6.1.6 are too onerous and are not necessary for the protection of the Purchaser, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

            VI.1.6 Non-Disparagement. The Seller will not promote or actively encourage any of Seller's directors, officers, employees, consultants or agents to disparage or deprecate the Analyst or the Analyst Business. The parties acknowledge that Seller has or may acquire products that are directed toward the same market as the Analyst Business. This provision is not intended to prohibit Seller from attempting to sell these products to such marketplace by promoting the advantages of Seller's products over the Analyst Business. However, in the event Purchaser knows that an employee, consultant or agent has made a disparaging or deprecating comment about the Analyst Business, Purchaser shall provide Seller with written notice describing the action with particularity. Purchaser's sole remedy shall be that Seller will use its reasonable efforts to stop such actions. It shall be presumed to be sufficient efforts if Seller notifies such employee, consultant or agent, in writing, that such employee, consultant or agent stop such action. Nothing in this paragraph shall imply that Seller warrants or guarantees that it will be able to stop such actions.

      VI.2  Covenants and Agreements of the Purchaser.

            VI.2.1 Further Assurances. Following the Closing, the Purchaser shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

            VI.2.2 Receivables. In the event payment is made to the Purchaser of any accounts receivable not constituting Receivables, the Purchaser shall promptly forward to the Seller the amount of any such payment.

            VI.2.3  Post-Closing Access and  Information

                  (a) After the Closing Date, the Purchaser will (and will cause its accountants, counsel, consultants, employees and agents to) give the Seller, and its accountants, counsel, consultants, employees and agents, full access, during normal business hours and upon reasonable notice, to all employees, documents, records, work papers and information with respect to all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Analyst Business or the Purchased Assets, as the Seller may from time to time reasonably request. In addition, the Purchaser shall permit the Seller to make copies at its own expense of any of the above-mentioned documents, records and information.

                  (b) The Purchaser will retain all books and records relating to the Analyst Business or any of Seller's predecessors in interest for at least seven (7) years or for such longer period as may be required by applicable law; provided, however, that laboratory notebooks which relate to Proprietary Rights transferred pursuant to the Proprietary Rights Agreement shall be retained and made available to the Seller upon request for a period of twenty (20) years following the Closing Date. The Purchaser shall not dispose of or permit the disposal of any such books and records without first giving sixty (60) days' prior written notice to the Seller offering to surrender the same to the Seller at the Seller's expense.

                  (c) In the event that the Purchaser obtains, either prior to or after the Closing, any documents, records or information that, instead of or in addition to relating to the Purchased Assets, relate to the Seller or any of its Affiliates or any of their respective operations or businesses, the Purchaser shall
            (i) promptly notify the Seller of that fact, (ii) promptly return such document, record or information to the Seller,
            (iii) not use any such document, record or information in any way, and (iv) keep the content of such document, record or information confidential in all respects. The Purchaser agrees that any remedy at Law for any breach by it of this
            Section 6.2.3(c) would be inadequate, and the Seller would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Purchaser by this
            Section 6.2.3(c) are too onerous and are not necessary for the protection of the Seller, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

                  (d) The Parties acknowledge that Purchaser's independent accounting firm, BDO Seidman LLP must re-audit the financial statements attached to this Agreement for the Analyst Business and the audit must be completed in a form acceptable for filing by the Purchaser with the United States Securities and exchange Commission ("SEC"). After the Closing Date, the Seller will (and will cause its accountants, counsel, consultants, employees and agents to) give the Purchaser and its accountants, full access, during normal business hours and upon reasonable notice, to all employees, documents, records, work papers and information with respect to all of the Seller's properties, assets, books, contracts, commitments, reports and records relating to the Analyst Business or the Purchased Assets, as the Purchaser or its accountants may from time to time reasonably request. In addition, the Seller shall cooperate and assist in any reasonable manner in allowing the Purchaser's accountants to complete their audit in accordance with GAAP and SEC rules and regulations including but not limited to the signing of any ordinary and customary documents such as management representation letters to such accountants and the issuance of an in-house counsel's legal opinion.

            VI.2.5 Confidential Information. The Purchaser will maintain the confidentiality of all confidential or proprietary information provided by Seller to Purchaser in connection with this Agreement that in addition to relating to the Purchased Assets, relate to the Seller or any of its Affiliates or any of their respective operations or businesses, which will be the exclusive property of the Seller; and unless previously authorized in writing by the Seller, and except with respect to information that has otherwise become public through no action or omission on the part of the Purchaser or becomes known to Purchaser by a third party who has a right to disclose such information, will not disclose any such information to any third party. In addition, Purchaser shall not use such information for any purpose, except as required in operating the Analyst Business and all use shall be internal use only. The Purchaser agrees that any remedy at Law for any breach by it of this Section 6.2.5 would be inadequate, and the Seller would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Purchaser by this Section 6.2.5 are too onerous and are not necessary for the protection of the Seller, the Parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

      VI.3  Expenses; Brokers.

            VI.3.1 Expenses. Except as otherwise expressly provided for herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transaction contemplated hereby, including the preparation, execution and delivery of this Agreement and the other Transactional Documents and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

            VI.3.2 Brokers.  Without limiting the generality of
      Section 6.3.1 above, regardless of whether the Closing shall occur,
      (i) Seller shall indemnify the Purchaser and its Affiliates against and hold the Purchaser and its Affiliates harmless from any and all liability for any brokers' or finders' fees arising with respect to brokers for finders retained or engaged by, or having any claim by virtue of the actions of, Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (ii) the Purchaser shall indemnify Seller and its Affiliates against and hold Seller and its Affiliates harmless from any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by, or having any claim by virtue of the actions of, the Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

                                 ARTICLE VII

                SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

      VII.1  Survival.

            VII.1.1  Terminated  Provisions and Post Closing Agreements.
      The representations, warranties, covenants and agreements set forth in
      Article IV of this Agreement shall not survive the Closing (collectively, the "Terminated Provisions"); provided, that (a) the representations and warranties in Sections 4.1.1 [corporate status],
      4.1.2 [authorization], 4.1.3 [no conflicts], 4.1.10 [brokers], 4.1.8 [assets], and 4.2.1 [corporate status], 4.2.2 [authorization], 4.2.3 [no conflicts] and 4.2.6 [brokers] shall survive until the expiration of the applicable statute of limitations, (b) the representations and
      warranties in Sections   4.1.5 [litigation], 4.1.6 [proprietary
      rights], and 4.1.9 [contracts] shall survive for a period of twelve
      (12)) months after the Closing and (c) the representations and warranties in Sections 4.14 [financial statement], 4.1.7 [governmental approvals] and 4.1.11 [absence of certain changes] shall survive for a period of three (3) months after Closing. With respect to any breach of or inaccuracy of any representation or warranty set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.10, 4.2.1, 4.2.2, 4.2.3, 4.2.6,
      4.1.4, 4.1.5, 4.1.6, 4.1.7, 4.1.8 4.1.9 and 4.1.11 if a Person
      entitled to indemnification files an Indemnification Claim Notice (as defined below) during the applicable survival period specified above in this Section 7.1.1, then such representation and warranty shall survive beyond the applicable survival period, to the extent of such claim only, until such claim is resolved (whether or not the amount of the damages or expenses resulting from such breach has been finally determined at the time the notice is given) if, but only if, (i) in the case of a claim made by a Person by reason of a third party claim, the written notice is accompanied by a copy of the written notice of the third party claimant, if any, and (ii) in the case of any claim made by a Person other than by reason of a third party claim, either
      (x) some damages or expenses shall have been incurred in good faith at or prior to the date of such notice or (y) a reserve would be required to be provided on a balance sheet prepared in accordance with GAAP. All other covenants and agreements set forth in this Agreement including, without limitation, the covenants and agreements contained in Articles 5 and 6 , shall survive the Closing (such provisions, collectively the "Post-Closing Agreements").

            VII.1.2 No Recourse. The Parties acknowledge and agree that, except as specifically provided in Sections 7.1.1 and 7.2, after the Closing, no claim or action of any kind whatsoever shall be brought by any Party or any such Party's Affiliates against, and no recourse shall be brought or granted against, any other Party or such other Party's Affiliates by virtue of or based upon any representation, warranty, covenant or agreement set forth in this Agreement (including, without limitation, any alleged misstatement or omission respecting any inaccuracy therein or breach thereof).

      VII.2  Indemnification.

            VII.2.1 By the Seller. After the Closing occurs, and subject to the terms and provisions of this Agreement, the Seller will indemnify the Purchaser and hold it harmless against any Loss which the Purchaser may suffer, sustain or become subject to as a result of:

                  (a) any failure of the Seller to perform any Post-Closing Agreement, except as provided in the other Transactional Documents, applicable to the Seller (subject to any limitations set forth in this Agreement with respect thereto); and

                  (b) any breach of or inaccuracy of any representation or warranty set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.6, 4.1.7, 4.1.9, and 4.1.11 (provided that the
            Seller is given an Indemnification Claim Notice (as defined below) during the applicable survival period specified in
            Section 7.1.1 above); and

                  (c) any breach of or inaccuracy of any representation or warranty set forth in Sections 4.1.8 and 4.1.10 (provided that the Seller is given an Indemnification Claim Notice (as defined below) during the applicable survival period specified in
            Section 7.1.1 above); and

                  (d) the ownership, use or operation of the Analyst Business or the Purchased Assets prior to Closing, excluding the Assumed Liabilities.

            VII.2.2 By the Purchaser. After the Closing occurs, and subject to the terms and provisions of this Agreement, the Purchaser will indemnify the Seller and hold it harmless against any Loss which the Seller may suffer, sustain or become subject to as a result of:

                  (a) any failure of the Purchaser to perform any Post-Closing Agreement applicable to the Purchaser (subject to any limitations set forth in this Agreement with respect thereto);

                  (b) any breach of or inaccuracy of any representation or warranty set forth in Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.6 (provided that the Purchaser is given an Indemnification Claim Notice (as defined below) during the applicable survival period specified in Section 7.1.1 above);

                  (c) the ownership, use or operation of the Analyst Business or the Purchased Assets after the Closing Date.

      VII.3  Limitations on Indemnification.

                  (a) The Purchaser shall not assert any claim for indemnity pursuant to Section 7.2.1(b) of this Agreement with respect to any matter for which indemnification is available under Section 7.2.1(b) unless, and only to the extent that, the aggregate amount of the Loss for which indemnification is available hereunder exceeds Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Basket Amount"); provided, that thereafter the Seller shall indemnify the Purchaser only for any amounts that are in excess of the Basket Amount.

                  (b) Notwithstanding anything in this Agreement to the contrary, the maximum obligation of the Seller under Sections 7.2.1(a) and (b) shall not exceed twenty-five percent (25%) of the Purchase Price (as adjusted) in the aggregate.

      VII.4  Indemnification Procedures.

            VII.4.1 Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.2 above, the Transition Services Agreement, and the Contract Manufacturing Agreement (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Authority or other third party or otherwise discovers the facts giving rise to such claim for indemnification. The failure to give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 7 unless, and to the extent that, such party is prejudiced by the failure to deliver prompt notice. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

            VII.4.2 Control of Defense: Conditions. The obligations of an Indemnifying Party under this Section 7 with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Section 7.2 above, the Transition Services Agreement or the Contract Manufacturing Agreement shall be governed by and contingent upon the following additional terms and conditions:

                  (a) At its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party (even if the provisions of Section 7.3 would or could limit such Indemnifying Party's obligation), which legal counsel shall be acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld or delayed).

                  (b) Notwithstanding Section 7.4.2(a) above, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party's own expense unless (1) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (2) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party.

                  (c) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided, however, that no such consent of the Indemnified Party shall be required if such judgment or settlement contains no finding or admission of fault or guilt on the part of the Indemnified Party and such judgment or settlement contains an unconditional release of the Indemnified Party with respect to the particular matter.

      VII.5 Exclusive Remedy; Waiver and Release. The indemnification provided under this Section 7.2 for money damages and the equitable remedies described in Section VI shall be the Purchaser's and the Seller's sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement of any kind or nature, or relating to the ownership, operation, management, use or control of the Analyst Business and the Purchased Assets. Any mutually agreed upon amounts owed pursuant to this
Article VII shall be off set against the promissory note.

      VII.6  Acknowledgment by the Purchaser.

            (a) The Purchaser has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Analyst Business. Seller acknowledges and understands that BDO Seidman, LLP has reviewed but will not audit the financial statements set forth in Schedule 4.1.4 until after the Closing Date. In making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the Schedules attached hereto.

            (b) WITHOUT LIMITING THE GENERALITY OF SECTION 7.1 OF THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY OF THE SELLER (OTHER THAN AS SET FORTH IN SECTION 4.1) OR ANY REPRESENTATION OR WARRANTY OF THE SELLER'S AFFILIATES, AGENTS OR ADVISORS (INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROJECTION OR PROMISE CONTAINED IN ANY INFORMATIONAL MEMORANDUM OR OTHER MATERIAL DELIVERED BY OR ON BEHALF OF THE SELLER). EXCEPT AS SET FORTH IN SECTIONS 7.1, 7.2 AND 7.3, THE SELLER IS SELLING, AND THE PURCHASER IS ACQUIRING, THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS.

            (c) THE PURCHASER ACKNOWLEDGES THAT THE PURCHASED ASSETS ARE INSUFFICIENT TO OPERATE THE ANALYST BUSINESS IN ACCORDANCE WITH PAST PRACTICE. THE PURCHASER FURTHER ACKNOWLEDGES THAT THE SELLER IS RETAINING ASSETS THAT WERE USED IN THE OPERATION OF THE ANALYST BUSINESS, INCLUDING WITHOUT LIMITATION, FACILITIES, PERSONNEL AND SERVICES.

      VII.7  Arbitration.

            (a) The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement.

            (b) If the dispute has not been resolved by negotiation, then upon the written request of either Party, such dispute shall be resolved by binding arbitration conducted in accordance with the Rules of the Center for Public Resources ("CPR") Institute for Dispute Resolution by a sole arbitrator. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute that is reasonable under the circumstances. The arbitration will be conducted in Chicago, Illinois or Boston, Massachusetts. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. [SECTION][SECTION]1-16 and the Patent Arbitration Act, 35 U.S.C. [SECTION]294. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

            (c) In the event the Parties have not resolved a dispute pursuant to Sections 7.7(a) above, the Parties hereby acknowledge and agree that such discussions shall be deemed in the nature of settlement discussions and that neither the fact that the discussions took place nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent arbitration or other dispute resolution proceeding involving the Parties, and any disclosure in any form, including oral, by any person participating in such discussions shall not operate as a waiver of any privilege, including attorney work product or attorney client privilege.

                                ARTICLE VIII

                                MISCELLANEOUS

      VIII.1 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

      VIII.2 Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received if
(i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by next-day or overnight mail or delivery (effective the next business day following dispatch) or
(iv) sent by facsimile telecopier ("fax"), followed within 24 hours by a confirmation copy sent pursuant to one of the foregoing methods (effective upon receipt of the fax transmission in complete, readable form); in each case addressed as follows (or to such other address as the recipient may have provided in writing to the other party pursuant to this section). .

If to the Seller:
-----------------

      Dade Behring Inc.
      1717 Deerfield Road
      Deerfield, Illinois 60015-0778
      Attn:  General Counsel
      Fax No.  (847) 267-5376
      Confirm No.  (847) 267-5300

and
---

      Dade Behring Inc.
      1717 Deerfield Road
      Deerfield, Illinois 60015-0778
      Attn:  Chief Financial Officer
      Fax No.  (847) 267-5376
      Confirm No.  (847) 267-5300

with a copy, which will not constitute notice to the Seller, to:
----------------------------------------------------------------

Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116
Attn:  John P. Connaughton
Fax No. (617) 572-3274
Confirm No. (617) 572-3000

If to the Purchaser:
--------------------

Carl Franzblau
President and Chief Executive Officer
Hemagen Diagnostics, Inc.
34-40 Bear Hill Road
Waltham, Massachusetts 02154
Fax No. (781  )890 -3748
Telephone No. (781) 890-3766

and:
----

William Franzblau, Esq.
Vice-President and Chief Financial Officer
34-40 Bear Hill Road
Waltham, Massachusetts    02154
Fax No. (781  )890 -3748
Telephone No. (781) 890-3766

      VIII.3 Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

      VIII.4 Entire Agreement. This Agreement (including the exhibits, Schedules, and other attachments hereto), the Confidentiality Agreement and other agreements and documents contemplated hereby (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

      VIII.5 Counterparts. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one fully executed (in counterparts or otherwise) copy of this Agreement.

      VIII.6 Disclosure. Any information set forth in any Schedule attached to this Agreement or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule to this Agreement.

      VIII.7  Governing Law, etc.

            This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
      In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

            The Purchaser and the Seller hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the State of Illinois and the Federal courts of the United States of America, in each case located in Boston, Massachusetts, Chicago, Illinois, respectively; and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts. The Purchaser and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      VIII.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

      VIII.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void; provided, that the Purchaser may assign its rights hereunder to its senior lender, BankBoston, N.A, or any other bank or financial institution providing financing for the transactions contemplated hereby.

      VIII.10 No Third Party Beneficiaries. Nothing in this Agreement (including without limitation the Purchaser's assumption of the Assumed Liabilities hereunder) shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

      VIII.11 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

      VIII.12 Amendment, Waivers, etc. Other than as provided in Section 5.2.4, no amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

      VIII.13 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a party of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

      VIII.14 No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.

      VIII.15 Bulk Sales Act. The Purchaser hereby waives compliance by the Seller with the requirements of any and all laws relating to bulk sales and transfers.

      VIII.16 Continued Employees. Purchaser recognizes that the employees of Seller are experienced individuals in a specialized industry, and are important to the successful operation of the Business. Hemagen will consider continued employment to any of the employees (which Seller does not wish to continue to employ) of Seller involved with the Business as of the Closing. Hemagen may offer such employment on terms and conditions, including compensation, seniority and all other benefits, substantially similar to those provided the employees by Seller.

                                 ARTICLE IX

                                 DEFINITIONS

      IX.1 Definition of Certain Terms. The terms defined in this Section 9.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this
Agreement:

            "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

            "Agreement" means this Asset Purchase Agreement, including the Schedules hereto.

            "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) Governmental Approvals.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority, in each case only if the failure to obtain, file, report or give notice would have a Material Adverse Effect.

            "Analyst Business" means the business conducted by the Seller as of the date of this Agreement involving the development, manufacture and sale of the bench top chemistry analyzer known as the Analyst(R) instrument, together with the rotors, other disposables and reagents, for use in in vitro diagnostics.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" means United States Generally Accepted Accounting Principles, consistently applied.

            "Governmental Approval" means any Consent of any Governmental Authority.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and rules and regulations promulgated thereunder.

            "IRS" means the Internal Revenue Service.

            "Known" or "Knowledge" means the actual personal knowledge after reasonable investigation , without imputation of any other person, of any Senior Manager employed by a Party for whom a significant portion of his or her duties relates to matters as to which the applicable representation or warranty is made hereunder.

            "Lien" means any mortgage, pledge or security interest.

            "Loss" means any loss, liability, deficiency, damage or expense, but excluding any consequential damages.

            "Material Adverse Effect" means a material adverse effect on the financial condition or operating results of the Analyst Business (taken as a whole).

            "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

            "Proprietary Rights" means any and all (i) patents, patent applications, registered trademarks, service marks, trade names, (ii) trademarks, service marks or tradenames for which applications to register have been made, (iii) corporate names, and (iv) registered copyrights and copyrights for which applications to register have been made.

            "Proprietary Rights Agreement" means the Proprietary Rights Agreement, substantially in the form attached hereto as Exhibit C.

            "Reasonable Efforts" means reasonable efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation or arbitration.

            "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

            "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Transactional Documents" shall mean this Agreement, the Proprietary Rights Agreement, Contract Manufacturing Agreement and the Transition Services Agreement.

            "Transition Services Agreement" means the Transition Services Agreement, substantially in the form attached hereto as Exhibit C.

      IX.2  Cross-References to Other Defined Terms.

            "Assumed Liabilities" shall have the meaning set forth in
      Section 1.3.

            "Basket Amount" shall have the meaning set forth in Section 7.3.

            "Closing" shall have the meaning set forth in Section 3.1.

            "CPR" shall have the meaning set forth in Section 7.7(b).

            "Excluded Assets" shall have the meaning set forth in Section
      1.2.

            "Excluded Liabilities" shall have the meaning set forth in
      Section 1.4.

            "Financial Statement" shall have the meaning set forth in
      Section 4.1.4.

            "Indemnification Claim Notice" shall have the meaning set forth in Section 7.4.1.

            "Indemnified Party" shall have the meaning set forth in Section
      7.4.1.

            "Indemnifying Party" shall have the meaning set forth in Section 7.4.1.

            "Inventory" shall have the meaning set forth in Section 1.1.3.

            "Post-Closing Agreements" shall have the meaning set forth in
      Section 7.1.1.

            "Post-Closing Tax Period" shall have the meaning set forth in
      Section 5.2.

            "Pre-Closing Tax Period" shall have the meaning set forth in
      Section 5.2.

            "Proceeding" shall have the meaning set forth in Section 7.4.1.

            "Purchased Assets" shall have the meaning set forth in Section
      1.1.

            "Purchase Price" shall have the meaning set forth in Section
      2.1.

            "Receivables" shall have the meaning set forth in Section 1.1.4.

            "Transaction Expenses" shall have the meaning set forth in
      Section 6.3.1.

            "Terminated Provisions" shall have the meaning set forth in Section

      IX.3  Other Definitional Provisions.

            (a) Accounting Terms. Accounting terms (if any) which are not otherwise defined in this Agreement have the meanings given to them under GAAP (with such exceptions as noted on Schedule 4.1.4). To the extent that the definition of such accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

            (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this
      Agreement.   The term "including" as used in this Agreement is used to
      list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, clause and Schedule references contained in this Agreement are references to Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

            (c) Successor Laws. Any reference to any particular Code Section or any other law or regulation will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.


                     *         *         *         *         *

      IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.


                                       DADE BEHRING INC.


                                       By:  /s/ Mark Wosley-Paige

                                       Name: Mark Wosley-Paige

                                       Its:  Corporate Vice President



                                       HEMAGEN DIAGNOSTICS, INC.


                                       By:  /s/ Carl Franzblau

                                       Name:  Carl Franzblau

                                       Its: President